EXHIBIT 10.2.4

THIRD AMENDMENT TO THE
THE FEDERAL HOME LOAN BANK OF BOSTON
THRIFT BENEFIT EQUALIZATION PLAN
(Effective January 1, 2009)

WHEREAS, the Federal Home Loan Bank of Boston (the “Bank”) has adopted and currently maintains the Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan (the “Thrift BEP”), effective January 1, 2009; and
WHEREAS, Section 8.11 of the Thrift BEP reserves to the Board of Directors of the Bank (the “Board”) the right to amend the Thrift BEP from time to time, in whole or in part; and
WHEREAS, the Board has delegated to the undersigned Chief Executive Officer, with the written concurrence of either the Chairman of the Personnel Committee or the Chairman of the Board, the authority to make such amendments to the Thrift BEP as he deems necessary or appropriate to comply with Section 409A of the Internal Revenue Code and any rules or regulations promulgated thereunder; and
WHEREAS, to provide consistency with Internal Revenue Service Notice 2010-80, the Bank desires to amend the Thrift BEP to revise the provisions relating to the requirement that a Participant or Beneficiary sign and return a Release to receive benefits.
NOW, THEREFORE, Section 8.5 of the Thrift BEP is amended as set forth below, effective January 1, 2009:

“8.5    Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Bank or the Plan, and the Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release (a “Release”) to such effect. If requested, such Release shall be executed by the Participant or Beneficiary within the reasonable time period designated by the Bank (not more than ninety (90) days) in order to assure that payments can be made within the time period specified in the Plan, but not prior to expiration of any period specified for revocation of such Release. If a Participant or Beneficiary does not sign and return the Release within the specified period, he or she will forfeit any payments contingent on the Release. If the period for signing and returning the Release designated by the Bank extends into a later taxable year, any payments contingent upon the Release will be made (or begin) in the later taxable year.

EXHIBIT 10.2.4

If any Participant or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Bank to follow the application of such funds.”

Executed this 21st day of December, 2012.
FEDERAL HOME LOAN BANK OF BOSTON

By: /s/ Edward A. Hjerpe III_____________
Chief Executive Officer

Concurrence:

By: /s/ Mark E. Macomber________________